UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 6, 2014

CHINANET ONLINE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-34647	20-4672080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing, PRC 100195
(Address of Principal Executive Offices and Zip Code)

+86-10-51600828

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In a letter dated March 6, 2014, The NASDAQ Stock Market LLC (“NASDAQ”) notified ChinaNet Online Holdings, Inc. (the “Company”) that it has regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on the stock exchange. It’s the Company’s common stock achieved a closing bid price of more than $1.00 for 10 consecutive business days from February 20, 2014 to March 5, 2014.

On April 30, 2013, the Company received a letter from NASDAQ stating that for 30 consecutive business days immediately preceding the date of the letter the Company's common stock did not maintain a minimum closing bid price of $1.00 per share ("Minimum Bid Price Requirement") as required by NASDAQ Listing Rule 5450(a)(1). The Company was provided 180 calendar days to regain compliance.

In a letter dated October 28, 2013, NASDAQ notified the Company that it is eligible for an additional 180-day period, or until April 28, 2014, to regain compliance with the Minimum Bid Price Requirement. In connection with the grant of the additional 180-day period, the listing of the Company’s common stock was transferred, at the Company’s request, to the NASDAQ Capital Market under the existing ticker symbol (CNET) at the opening of business on October 29, 2013. In the October 28, 2013 letter, NASDAQ stated that although the Company had not regained compliance with the Minimum Bid Price Requirement by October 28, 2013, it was eligible for an additional 180-day compliance period, or until April 28, 2014, to cure the deficiency with respect to its bid price.

On March 10, 2014, the Company issued a press release with respect to regaining compliance with the NASDAQ listing requirement, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 10, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2014	CHINANET ONLINE HOLDINGS, INC.

By:	/s/Handong Cheng
Name: Handong Cheng
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 10, 2014